Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MeaTech 3D Ltd. (formerly Meat-Tech 3D Ltd.):

We consent to the use of our report dated January 27, 2021, with respect to the consolidated statements of financial position of Meat-Tech 3D Ltd. as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive loss, changes in capital (deficit), and cash flows for the year ended December 31, 2019, and the eight months ended December 31, 2018, and the related notes, included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

Our report refers to a change to the presentation currency to the US dollar.

Our report contains an emphasis of matter paragraph that states that all periods presented within the financial statements were adjusted retroactively to reflect the effect of the reverse merger that occurred on January 26, 2020.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
March 11, 2021